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                                   EXHIBIT 2

                 RESTATED AGREEMENT AND PLAN OF REORGANIZATION
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                 RESTATED AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made as of April 1, 1996 by and between First United Bancshares, Inc. ("Bancshares"), Carlisle Bancshares, Inc. ("Carlisle") and certain Shareholders of Carlisle listed in
Exhibit 1 attached hereto, said Shareholders being referred to collectively as Sellers and individually as Seller.

     WHEREAS, Carlisle owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Citizens Bank & Trust Company, Carlisle, Arkansas ("CBT"), Hazen First State Bank, Hazen, Arkansas ("Hazen") and FirstBank of Arkansas, Brinkley, Arkansas ("FirstBank"); and

     WHEREAS, Bancshares desires to acquire one hundred percent (100%) of the capital stock of Carlisle (the "Carlisle Common Stock") upon the terms and conditions hereinafter set forth through the merger of Carlisle with and into Bancshares, (the "Merger") pursuant to a Plan of Merger in substantially the form attached hereto as Exhibit A (the "Plan of Merger"); and

     WHEREAS, Sellers own ninety-three percent (93%) of the Carlisle Common Stock; and

     WHEREAS, the respective Boards of Directors of Bancshares and Carlisle believe that such proposed Merger and the exchange of shares of Bancshares Stock (as defined in Section 2.01(a) hereof) for the Carlisle Common Stock, pursuant and subject to the terms of this Agreement and the Plan of Merger (the "Merger Agreements"), is desirable and in the best short-term and long-term interests of their respective corporations and shareholders; and

     WHEREAS, Bancshares, Carlisle and Sellers desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of this Agreement, Bancshares, Carlisle and Sellers agree to effect the Merger of Carlisle with and into Bancshares in accordance with the Arkansas Business Corporation Act (the "ABCA").

     1.02. Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Bancshares and Carlisle and thereafter delivered to the Secretary of State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in Section 1.03). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of Bancshares at a time and on a date (the "Closing Date") to be specified in writing by the parties as soon as reasonably practicable after the later to occur of all regulatory and other approvals and the expiration of all waiting periods.
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                                   ARTICLE II

                              EFFECT OF THE MERGER

     2.01. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Carlisle Common Stock, but subject to the rights of dissenting shareholders of
Carlisle:

          (a) Conversion of Carlisle Common Stock. The purchase price paid by Bancshares to Sellers shall be equal to $13,000,000.00, plus (i) additional capital of Carlisle paid in subsequent to January 1, 1996, (ii) the earnings after allowance for federal and state income taxes, of Carlisle between January 1, 1996 and the last day of the month which ends on a date 15 or more, but not to exceed 45, days prior to the Closing Date (the "Carlisle Earnings"), and (iii) an amount equal to the number of days from the date on which the Carlisle Earnings are determined (the "Carlisle Earnings Date") to the Closing Date multiplied by the average daily earnings of Carlisle, after allowance for federal and state income taxes, for the period beginning January 1, 1996 and ending on the Carlisle Earnings Date (the "Purchase Price"). For purposes of determining the Carlisle Earnings, the Carlisle Earnings shall not include non-recurring income such as, but not limited to, gains on securities held for sale. One hundred percent of the issued and outstanding shares of Carlisle Common Stock shall be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of voting common stock, $1.00 par value, of Bancshares determined by dividing the Purchase Price by the Bancshares Average Price as defined below. The number of shares of common stock of Bancshares so determined shall be referred to as the Bancshares Stock. In the event the Bancshares Average Price exceeds $32.00 then Carlisle may in its sole discretion terminate this Agreement without liability. In the event the Bancshares Average Price is less than $24.00 then Bancshares may in its sole discretion terminate this Agreement without liability. The Bancshares Average Price shall be the average sales price per share of Bancshares common stock for all trades occurring during the period of 10 trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the Closing Date. Each Seller shall be entitled to receive a pro rata portion of the Bancshares Stock based upon each Seller's pro rata ownership of the total of issued and outstanding shares of Carlisle Common Stock at the Effective Time. Fractional shares of Bancshares Stock shall not be issued. Any Seller entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the Bancshares Average Price.

          (b) Cancellation of Shares. All shares of Carlisle Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata number of shares of Bancshares Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with the Plan of Merger.

          (c) Anti-Dilution. If prior to the Effective Time Bancshares shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of Bancshares common stock or make a distribution on Bancshares common stock of any security, appropriate adjustment or adjustments will be made in the conversion rate set forth in subsection (a).

          (d) Registration. The Bancshares Stock shall when issued be subject to and covered by an effective registration statement as filed under the Securities Act of 1933 (the "Securities Act") and such issuance shall comply with any applicable state "Blue Sky" laws.

          (e) Termination of 401(k) Plan. As soon as practical after execution of this Agreement, Carlisle shall cause Carlisle, CBT, Hazen and FirstBank to make all filings, take all action and receive all approvals necessary and appropriate to allow termination of the Carlisle 401(k) plan immediately following the Closing Date. Bancshares shall assist Carlisle in accomplishing the above procedures.

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     2.02. Approval By Shareholders. Consummation of the Merger shall be contingent upon its approval by the legally required votes of the shares of Carlisle Common Stock and Bancshares Common Stock at shareholders meetings duly called for the purpose of voting on the Merger. In the event the number of shares owned by Carlisle shareholders exercising dissenters' rights would or could, in the written opinion of Bancshares' outside accountants, reasonably be expected to cause the cash consideration paid by Bancshares to dissenters to jeopardize Bancshares' ability to account for the Merger as a pooling of interests then Bancshares shall have the right to terminate this Agreement. The Board of Directors of Carlisle and Bancshares shall recommend approval of the Merger to their respective shareholders.

     2.03 Stock Option. Harold W. Hardwick, Carlisle and Bancshares agree that if on the Closing Date Hardwick remains an employee of FirstBank, then on the Closing Date, in full satisfaction of Carlisle's obligation under the stock options granted to Hardwick by Carlisle on April 20, 1994, Bancshares will pay to Hardwick an amount determined as follows. The book value per share of the Carlisle Common Stock shall be determined as of the Carlisle Earnings Date and said book value shall be divided into the dollar amount representing the aggregate exercise price of all unexercised stock options to determine the number of Carlisle shares Hardwick would be entitled to receive if all unexercised stock options were subject to exercise on the Carlisle Earnings Date (the "Hardwick Shares"). The Purchase Price shall be divided by the number of shares of Carlisle Common Stock issued and outstanding immediately prior to the Effective Time; the book value per share of the Carlisle Common Stock as of the Carlisle Earnings Date shall be subtracted from such amount; the difference shall be multiplied by the number of the Hardwick Shares and Bancshares shall pay the resulting amount to Hardwick on the Closing Date. Such payment shall be paid in Bancshares common stock. Bancshares shall issue to Hardwick on the Closing Date Bancshares common stock determined by dividing the payment amount by the Bancshares Average Price. The Deferred Compensation Agreement between FirstBank and Hardwick dated November 1, 1992 shall remain in full force and effect after Closing and Hardwick shall be deemed fully vested in accordance with the terms of said Agreement. Hardwick hereby waives his rights as an employee of FirstBank to participate in Bancshares' 401(k) plan, employee stock ownership plan and defined benefit pension plan.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF CARLISLE AND SELLERS

     Carlisle and Sellers hereby represent and warrant to Bancshares, to the best of their knowledge and belief, the following:

     3.01. Organization, Standing and Power of Carlisle. Carlisle is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Carlisle or any Carlisle Subsidiary (as hereinafter defined). Carlisle is not qualified to do business in any other state or foreign jurisdiction, and its ownership or leasing of property or the conduct of its business does not require it to be so qualified, except where such failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of Carlisle or any Carlisle Subsidiary. Carlisle is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Carlisle has delivered to Bancshares true, accurate and complete copies of its currently effective Articles of Incorporation and Bylaws, including all amendments thereto.

     3.02. Ownership, Organization, Standing and Power of Carlisle Subsidiaries. Carlisle directly and beneficially owns all of the shares of the outstanding capital stock of CBT, Hazen and FirstBank. CBT, Hazen and FirstBank are hereinafter called collectively the "Carlisle Subsidiaries" or individually a "Carlisle Subsidiary". CBT, Hazen and FirstBank are Carlisle's only subsidiaries. No equity securities of CBT, Hazen or FirstBank are or may become required to be issued by reason of any option, warrant, call, right or agreement of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of CBT, Hazen or FirstBank; and there are no other contracts,

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commitments, understandings or arrangements by which either CBT, Hazen or
FirstBank is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of CBT, Hazen and FirstBank owned by Carlisle are fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance or agreement with respect thereto except for a lien in favor of Union Planters National Bank, Memphis, Tennessee. Consent of Union Planters National Bank must be obtained prior to consummation of the merger. The loan to Union Planters National Bank is also secured by personal guaranties of certain of the Sellers, and as a condition precedent to the merger all personal guaranties of the Union Planters National Bank loan must be released and cancelled. CBT, Hazen and FirstBank are banking associations duly organized, validly existing and in good standing under the laws of Arkansas, and have the corporate power and authority to own or lease their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of CBT, Hazen, or FirstBank. The deposits of CBT, Hazen and FirstBank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. Carlisle has delivered to Bancshares true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws of CBT, Hazen and FirstBank, including all amendments thereto. Except for securities held in their capacities as fiduciaries, CBT, Hazen and FirstBank do not own beneficially, directly or indirectly, any class of equity securities, partnership interests or similar interests of any corporation, bank, partnership, limited partnership, business trust, association or similar organization. The authorized capital stock of CBT consists of 39,000 shares of common stock, $25.00 par value, of which 39,000 shares are outstanding and are owned by Carlisle. The authorized capital stock of Hazen consists of 31,000 shares of common stock, $50.00 par value, and 8,000 shares of non-voting preferred stock, of which 19,935 shares of common stock are outstanding and are owned by Carlisle. The authorized capital stock of FirstBank consists of 100,000 shares of common stock, $8.00 par value, and 50,000 shares of preferred stock, $8.00 par value, of which 91,500 shares of common stock are outstanding and are owned by Carlisle. CBT, Hazen and FirstBank or their predecessor banks have been chartered as banking institutions for more than 5 years.

     3.03. Capital Structure of Carlisle. The authorized capital stock of Carlisle consists of 200,000 shares of common stock, $1.00 par value, of which 138,686 shares are issued and outstanding and 16,900 shares are held by Carlisle in its treasury. The number of shares issued and outstanding and held in treasury shall be adjusted as necessary in the event Harold W. Hardwick exercises his option to acquire shares of Carlisle Common Stock having a book value of $25,000.00, which option is exercisable as of April 20, 1996. Neither Carlisle, CBT, Hazen nor FirstBank has issued and has outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"). All outstanding shares of Carlisle Common Stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights. Except for the options of Harold W. Hardwick to acquire certain shares of Carlisle Common Stock, there are no options, warrants, calls, rights, or agreements of any character whatsoever to which Carlisle, CBT, Hazen or FirstBank is a party or by which Carlisle, CBT, Hazen or FirstBank is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities or by which Carlisle, CBT, Hazen or FirstBank is obligated to grant, extend or enter into any such option, warrant, call, right or agreement, except as described in subparagraph (b) below. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating Carlisle, CBT, Hazen or FirstBank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or obligating Carlisle, CBT, Hazen or FirstBank to grant, extend or enter into any such option, warrant, call, right or agreement, except as described in subparagraph (b) below.

     3.04. Authority. Carlisle has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and, subject only to approval of this Agreement and the Plan of Merger by the shareholders of Carlisle and of applicable regulatory authorities, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Carlisle's board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by Carlisle, and, subject to such shareholder approval, each constitutes

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a valid and binding obligation of Carlisle enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (a) the Articles of Incorporation or Bylaws of Carlisle, CBT, Hazen or FirstBank or
(b) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Carlisle, CBT, Hazen or FirstBank or their respective properties or assets, except where such violation would not have a material adverse effect on the business, operations or financial condition of Carlisle or any Carlisle Subsidiary. Other than in connection or in compliance with the provisions of the ABCA, the Securities Act and the regulations thereunder, the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory agencies, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Carlisle, CBT, Hazen or FirstBank in connection with the execution and delivery of this Agreement and the Plan of Merger by Carlisle or the consummation by Carlisle of the transactions contemplated hereby and thereby.

     3.05. Carlisle Financial Statements.

     (a) The (i) consolidated balance sheet of Carlisle as of December 31, 1995 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the year then ended certified by Kemp and Company, (ii) consolidated balance sheet of Carlisle as of December 31, 1994 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the year then ended certified by Ernst & Young, and
(iii) the internally prepared and unaudited financial statements for CBT, Hazen and FirstBank dated February 29, 1996, (items (i)-(iii) being called collectively the "Carlisle Financial Statements"), copies of which have been furnished by Carlisle to Bancshares, have been prepared in accordance with (A) generally accepted accounting principles and practices with respect to items (i) and (ii) and (B) accounting principles and practices with respect to item (iii), applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except for year-end adjustments of the unaudited financial statements of a non-material nature) present fairly the consolidated financial condition of Carlisle and the financial condition of CBT, Hazen and FirstBank, at the dates, and the results of operations and cash flows for the periods, stated therein. Neither Carlisle, CBT, Hazen nor FirstBank has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to Carlisle except as provided for or disclosed in the Carlisle Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

          (i) deposit liabilities and interest payable thereon,

          (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

          (iii) other short term borrowings,

          (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

          (v) taxes,

          (vi) accounts payable of the operating business,

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          (vii) salaries and benefits payable,

          (viii) unearned income and premiums,

          (ix) abandoned and garnished accounts, and

          (x) letters of credit and similar commitments.

     (b) Without limitation of the foregoing, Carlisle has no reserve allowance for self-insured health and dental benefit claims and knows of no facts which should cause it to create such a reserve.

     3.06. Carlisle Reports. Carlisle, CBT, Hazen and FirstBank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Federal Reserve Board ("FRB"), (ii) the FDIC, (iii) the Arkansas State Bank Department (the "ASBD") and (iv) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "Carlisle Reports"), except where such failure to file would not have a material adverse effect on the business operations or financial condition of Carlisle or any Carlisle Subsidiary. The Carlisle Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.07. Information Supplied. None of the information supplied or to be supplied by Carlisle for inclusion or incorporation by reference in any document to be filed with the Securities and Exchange Commission, the Federal Reserve Board, or any regulatory agency in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Carlisle has made available to Bancshares all financial and other information reasonably requested by Bancshares.

     3.08. Authorizations; Compliance with Applicable Laws. Carlisle, CBT, Hazen and FirstBank hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Carlisle, CBT, Hazen or FirstBank (the "Carlisle Permits"), including appropriate authorizations from the ASBD. Carlisle, CBT, Hazen and FirstBank are in compliance with the terms of the Carlisle Permits, except where the failure so to comply would not have a material adverse effect on Carlisle, CBT, Hazen or FirstBank. The businesses of Carlisle, Hazen and FirstBank are not being conducted in violation of any federal, state or local law, statute, ordinance or regulation of any Governmental Entity (collectively "Laws"), including, without limitation, Regulation O of the FRB, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Carlisle, CBT, Hazen or FirstBank. No investigation or review by any Governmental Entity with respect to Carlisle, CBT, Hazen or FirstBank is pending or, to the best of their knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used in the ordinary course of business by Carlisle, CBT, Hazen or FirstBank or, to the best of their knowledge, in which Carlisle, CBT, Hazen or FirstBank has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by Carlisle, CBT, Hazen or FirstBank in its capacity as a trustee, or properties in which any venture capital or similar unit of Carlisle, Hazen or FirstBank has or had an interest (the "Carlisle Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and

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use of the Carlisle Property (collectively, "Environmental Laws"), and as a result of which acts or omissions Carlisle, CBT, Hazen or FirstBank is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00. Neither Carlisle, CBT, Hazen nor FirstBank is subject to or reasonably likely to incur a material liability or suffer a diminution in value of any interest exceeding $100,000.00 as a result of its ownership, lease, operation, or use of any Carlisle Property or as a result of its investment or security interest (as described above) in any Carlisle Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substances or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against Carlisle, CBT, Hazen or FirstBank relating to the Carlisle Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Carlisle, CBT, Hazen or FirstBank with respect thereto.

     3.09. Litigation and Claims. (a) Neither Carlisle, CBT, Hazen nor FirstBank is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Carlisle, CBT, Hazen or FirstBank pending or, to the best of their knowledge, threatened, which will have or can reasonably be expected to have a material adverse effect on Carlisle, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Carlisle, CBT, Hazen or FirstBank as a result of the examination by any bank regulatory authority.

     3.10. Taxes. Carlisle, CBT, Hazen and FirstBank have filed all tax returns required to be filed by them and have paid or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Carlisle Financial Statements reflect an adequate reserve for all taxes payable by Carlisle, CBT, Hazen and FirstBank accrued through the date of such financial statements. There has been no examination by the United States Internal Revenue Service ("IRS") of Carlisle, CBT, Hazen or FirstBank for over seven years. There is no examination pending by the IRS with respect to Carlisle, CBT, Hazen or FirstBank. Neither Carlisle, CBT, Hazen nor FirstBank has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax, and there are no existing material disputes as to federal, state, or local taxes due from Carlisle, CBT, Hazen or FirstBank. There are no material liens for taxes upon the assets of Carlisle, CBT, Hazen or FirstBank, except for statutory liens for taxes not yet delinquent. Neither Carlisle, CBT, Hazen nor FirstBank is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, and local income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. Carlisle, CBT, Hazen and FirstBank have withheld from their employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, and local laws (including without limitation income, social security and employment tax withholding for all types of compensation).

     3.11. Certain Agreements. Neither Carlisle, CBT, Hazen nor FirstBank is a party to any (i) consulting, professional services , employment or other agreement not terminable at will providing any term of employment, compensation, guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated

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by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or similar plan granting rights to acquire stock in Carlisle, CBT, Hazen or FirstBank, except as referred to in Section 2.03, or (v) contract containing covenants which limit the ability of Carlisle, CBT, Hazen or FirstBank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Carlisle, CBT, Hazen or FirstBank may carry on its business (other than as may be required by law or applicable regulatory authorities). Carlisle, CBT, Hazen and FirstBank shall terminate all existing consulting, professional services and employment contracts, other than at will employment contracts by no later than the Closing Date.

     3.12. Benefit Plans.

     (a) Exhibit 3.12 hereto lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (iii) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively "Benefit Plans"), which Carlisle, CBT, Hazen or FirstBank maintains or to which Carlisle, CBT, Hazen or FirstBank contributes on behalf of current or former employees. All of the plans and programs listed in Exhibit 3.12 (collectively, "Carlisle Benefit Plans") comply in all material respects with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. With respect to the Carlisle Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which Carlisle, CBT, Hazen or FirstBank could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. Each of the Carlisle Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the IRS to qualify under Section 401(a) of the Code, and there exist no circumstances that would materially adversely affect the qualified status of any such Carlisle Benefit Plan under that section. Each Carlisle Benefit Plan that is a defined benefit pension plan has assets with an aggregate value that exceeds the actuarially present value of its liability for accrued benefits as determined on the basis of the actuarial assumptions used for the most recent actuarial valuation of such Plan, no such Plan has incurred an accumulated funding deficiency within the meaning of Section 412(a) of the Code, and no such Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. There is no pending or, to the best of Carlisle's knowledge, threatened litigation, governmental proceeding or investigation against or relating to any Carlisle Benefit Plan, and there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Plan. No "reportable event" (as defined in Section 4043(b) of ERISA) (other than a "reportable event" for which the 30-day notice requirement has been waived by the Pension Benefit Guaranty Corporation) has occurred with respect to any Carlisle Benefit Plan, and no Carlisle Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan which could reasonably result in a liability material to the affected benefit plan.

     (b) Carlisle has delivered to Bancshares copies of (i) each Carlisle Benefit Plan, (ii) the most recent summary plan descriptions of each Carlisle Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Carlisle Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or Bancshares States Department of Labor with respect to each Carlisle Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Carlisle Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Carlisle Benefit Plan that has assets, (vii) the most recent actuarial report for any Carlisle Benefit Plan that is a defined benefit pension plan, and if any such benefit plan was amended subsequent to the date of such report, information about the financial effects of such amendment and (viii) the most recent audited financial statements for each Carlisle Benefit Plan for which audited financial statements are required by ERISA.

     3.13. Insurance. Carlisle has delivered to Bancshares correct and complete copies of all material policies of insurance of Carlisle, CBT, Hazen and FirstBank currently in effect, including, but not limited to, directors and officers liability policies and blanket bond policies. Neither Carlisle, CBT, Hazen nor FirstBank has any liability for unpaid premiums or premium adjustments not properly reflected on the Carlisle Financial Statements.

     3.14. Conduct of Carlisle to Date. Except as contemplated by this Agreement and the Plan of Merger, from and after December 31, 1995 through the date of this Agreement: (a) Carlisle, CBT, Hazen and FirstBank have carried on their respective businesses in the ordinary and usual course consistent with past practices, (b) Carlisle, CBT, Hazen and FirstBank have not issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of Carlisle, CBT, Hazen or FirstBank, (c) Carlisle, CBT, Hazen and FirstBank have not granted any option for the purchase of capital stock (except as referred to in Section 2.03), effected any stock split, or otherwise changed their capitalization, (d) Carlisle has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock, (e) neither Carlisle, CBT, Hazen nor FirstBank has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither Carlisle, CBT, Hazen nor FirstBank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither Carlisle, CBT, Hazen nor FirstBank has since December 31, 1995, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) except as set forth in Exhibit 3.14, neither Carlisle, CBT, Hazen nor FirstBank has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any Carlisle Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing, (i) neither Carlisle, CBT, Hazen nor FirstBank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance, (j) neither Carlisle, CBT, Hazen nor FirstBank has cancelled or compromised any debt to an extent exceeding $50,000.00 owed to Carlisle, CBT, Hazen or FirstBank or claim to an extent exceeding $50,000.00 asserted by Carlisle, CBT, Hazen or FirstBank,
(k) neither Carlisle, CBT, Hazen nor FirstBank has entered into any transaction, contract, or commitment outside the ordinary course of its business, (1) neither Carlisle, CBT, Hazen nor FirstBank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,
(m) there has not been any change in the method of accounting or accounting practices of Carlisle, CBT, Hazen and FirstBank, and (n) Carlisle, CBT, Hazen and FirstBank have kept all records substantially in accordance with all regulatory and statutory requirements and substantially in accordance with industry standards specified by the American Bankers Association, and have retained such records for the periods required by statute, regulation or American Bankers Association industry standards.

     3.15. Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the financial condition, results of operations or business of Carlisle.

     3.16. Properties, Leases and Other Agreements. Except (i) with respect to debts reflected in the Carlisle Financial Statements, (ii) for any lien for current taxes not yet delinquent, (iii) for pledges to secure deposits and (iv) for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value or interfere with or impair the present and continued use of personal or real property reflected in the Carlisle Financial Statements or acquired since the date of such Statements, Carlisle, CBT, Hazen and FirstBank have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances to all of the personal and real property reflected in the Carlisle Financial Statements, and all personal and real property acquired since the date of such Carlisle Financial Statements, except such personal and real property as has been disposed of in the ordinary course of business. Substantially all of the buildings and equipment in regular use by Carlisle, CBT, Hazen and FirstBank have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. All leases material to Carlisle, CBT, Hazen and FirstBank pursuant to which Carlisle, CBT, Hazen or FirstBank, as lessee, leases real or personal property are valid and effective in accordance with their respective terms and there is not, under any of such leases, any material existing default by Carlisle, CBT, Hazen or FirstBank, or any other party thereto, or any event which with notice or lapse of time or both would constitute such a material default. No options to renew said leases have lapsed and the terms of the leases govern the rights of the respective landlords of Carlisle, CBT, Hazen and FirstBank.

     3.17. Accounting. Neither Carlisle nor any of its affiliates will knowingly take any action that would, in the reasonable opinion of Bancshares, prevent the Merger from qualifying for pooling of interests accounting treatment.

     3.18. No Untrue Statements. No representation or warranty hereunder or information contained in any financial statement or any other document delivered to Bancshares pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.19. Proper Documentation. With respect to all loans to borrowers which are payable to Carlisle, CBT, Hazen or FirstBank either directly or as a participant and except for such imperfections in documentation which when considered as a whole would not have a net adverse effect on the business, operations or financial condition of either Carlisle, CBT, Hazen or FirstBank in excess of $100,000.00:

          (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (b) The amounts represented to Bancshares as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

          (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by Carlisle, CBT, Hazen or FirstBank to secure each loan;

          (d) Carlisle, CBT, Hazen or FirstBank has possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

          (e) Carlisle, CBT, Hazen and FirstBank hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

          (f) Each lien or security interest of Carlisle, CBT, Hazen or FirstBank in the collateral held for each loan is properly perfected in the priority described as being held by Carlisle, CBT, Hazen or

     FirstBank in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

          (g) Carlisle, CBT, Hazen and FirstBank are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

          (h) All guaranties granted to Carlisle, CBT, Hazen and FirstBank to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (i) With respect to any loans in which Carlisle, CBT, Hazen and FirstBank have sold participation interests to another bank or other financial institution, none of the buyers of such participation interests are in default under any participation agreements.

     3.20. Not in Default. Neither Carlisle, CBT, Hazen nor FirstBank is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BANCSHARES

     Bancshares hereby represents and warrants to Carlisle and Sellers as follows:

     4.01. Organization, Standing and Power. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations or financial condition of Bancshares and its subsidiaries. Bancshares is registered as a bank holding company with the FRB under the BHC Act.

     4.02. Authority. Subject to the approval of this Agreement and the Plan of Merger by the shareholders of Bancshares and by applicable regulatory authorities, Bancshares has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancshares' board of directors. This Agreement and the Plan of Merger have been duly executed and delivered by Bancshares and, subject to regulatory approval, each constitutes a valid and binding obligation of Bancshares enforceable in accordance with its terms, except as the enforceability of the Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Bancshares or any of their subsidiaries or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancshares or any of its subsidiaries or their respective properties or assets. Other than as described below in connection or in compliance with the provisions of the ABCA, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, the National Bank Act, Arkansas banking laws, and from other regulatory authorities, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Bancshares in connection with the execution and delivery of this Agreement and the Plan of Merger by Bancshares or the consummation by Bancshares of the transactions contemplated hereby and thereby, the failure to obtain which would have a material adverse effect on Bancshares or any Bancshares subsidiary. Pursuant to a contract Bancshares must obtain the consent of First Tennessee Bank, N.A. prior to consummation of the merger.

     4.03. Capital Structure of Bancshares. The authorized capital stock of Bancshares consists of 24,000,000 shares of common stock, $1.00 par value, and 500,000 shares of preferred stock, $1.00 par value, of which 5,158,772 shares of common stock are issued and outstanding. Bancshares has no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders may vote. All outstanding shares of Bancshares common stock are validly issued, fully paid, nonassessable, and not subject to preemptive rights. There are no options, warrants, calls, rights, or agreements of any character whatsoever to which Bancshares is a party or by which Bancshares is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any voting debt securities, or by which Bancshares is obligated to grant, extend or enter into any such option, warrant, call, right or agreement, except for options of James V. Kelley to purchase 15,384 shares of common stock as publicly disclosed by Bancshares. Immediately before and after the Effective Time there will be no option, warrant, call, right or agreement obligating Bancshares to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or obligating Bancshares to grant, extend or enter into any such option, warrant, call, right or agreement, except as disclosed in Exhibit 4.03. The above numbers of shares of common stock outstanding and subject to stock options are subject to a fifty percent (50%) stock dividend payable on June 28, 1996.

     4.04. Bancshares Financial Statements. (a) The (i) consolidated balance sheets of Bancshares as of December 31, 1995 and 1994 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders equity for the years then ended certified by Arthur Andersen LLP ("Bancshares Financial Statements") copies of which have been furnished by Bancshares to Carlisle, have been prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods involved (except as otherwise noted therein and except for year end adjustments of a non-material nature), and present fairly the consolidated financial condition of Bancshares, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein. Neither Bancshares nor any Bancshares subsidiary has any liability of any nature, whether direct, indirect, accrued, absolute, contingent or otherwise, which is material to Bancshares, except as provided for or disclosed in the Bancshares Financial Statements and except for such of the following liabilities as are incurred in the ordinary course of business:

          (i) deposit liabilities and interest payable thereon,

          (ii) federal funds purchased and securities sold under repurchase agreements and interest payable thereon,

          (iii) other short term borrowings,

          (iv) contingent liability upon negotiable instruments endorsed for the purpose of collection,

          (v) taxes,

          (vi) accounts payable of the operating business,

          (vii) salaries and benefits payable,

          (viii) unearned income and premiums,

          (ix) abandoned and garnished accounts, and

          (x) letters of credit and similar commitments.

     4.05. Bancshares Reports. Bancshares and its subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the FRB, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC,
(iv) the Arkansas State Bank Department (the "ASBD") and (v) any other applicable securities, banking or regulatory authorities (all such reports and statements are collectively referred to herein as the "Bancshares Reports") except where such failure to file would not have a material adverse effect on the business operations or financial condition of Bancshares. The Bancshares Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.06. Authorizations; Compliance with Applicable Laws. Bancshares and its subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operations of the businesses of Bancshares and its subsidiaries (the "Bancshares Permits"). Bancshares and its subsidiaries are in compliance with the terms of the Bancshares Permits, except where the failure to comply would not have a material adverse effect on Bancshares. The businesses of Bancshares and its subsidiaries are not being conducted in violation of any Laws, including, without limitation, Regulation O of the FRB, except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Bancshares. No investigation or review by any Governmental Entity with respect to Bancshares or its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. Without limiting the foregoing, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by Bancshares or any Bancshares subsidiary or in which Bancshares or any Bancshares subsidiary has or had an investment or security interest (by mortgage, deed of trust, or otherwise), including, without limitation, properties under foreclosure, properties held by Bancshares or a Bancshares subsidiary in its capacity as a trustee, or properties in which any venture capital or similar unit of Bancshares or a Bancshares subsidiary has or had an interest (the "Bancshares Property"), which constitute or result, or may have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not comply or have not complied with federal, state or local Environmental Laws, and as a result of which acts or omissions Bancshares or a Bancshares subsidiary is subject to or reasonably likely to incur a material liability. Neither Bancshares nor any Bancshares subsidiary is subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation, or use of any Bancshares Property or as a result of its investment or security interest (as described above) in any Bancshares Property (a) that is contaminated by or contains any hazardous waste, toxic substances or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other Toxic Substances, or (b) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. No claim, action, suit or proceeding is pending against Bancshares or any Bancshares subsidiary relating to the Bancshares Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bancshares or any Bancshares subsidiary with respect thereto.

     4.07. Litigation and Claims. Except as disclosed in this Agreement (a) neither Bancshares nor any Bancshares subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Bancshares or any Bancshares subsidiary pending or threatened, which will have or can reasonably be expected to have a material adverse effect on Bancshares and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Bancshares or any Bancshares subsidiary as a result of the examination by any bank regulatory authority.

     4.08. Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the financial condition, results of operations or business of Bancshares.

     4.09. Not in Default. Neither Bancshares nor any Bancshares subsidiary is in default under any material agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party, by which it is bound, or to which its properties or assets are subject.

                                   ARTICLE V

                             COVENANTS OF CARLISLE

     5.01. Affirmative Covenants. Carlisle hereby covenants and agrees with Bancshares that prior to the Effective Time, unless the prior written consent of Bancshares shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated herein, Carlisle will and Carlisle will cause CBT, Hazen and FirstBank to:

          (a) operate their businesses only in the usual, regular and ordinary course consistent with past practices;

          (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees (except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with Carlisle's existing employment procedures) and maintain their relationships with customers;

          (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

          (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

          (f) comply with and perform in all material respects all obligations and duties imposed upon them by all Laws; and

          (g) give Bancshares notice of all boards of directors meetings, allow Bancshares to have a non-voting representative at each such meeting except to the extent that Carlisle's legal counsel advises the directors that permitting Bancshares's presence would constitute a breach of their fiduciary duties, and provide Bancshares with all written materials and communications provided to the directors in connection with such meetings.

     5.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, Carlisle shall not do, and Carlisle will cause CBT, Hazen and FirstBank not to do, without the prior written consent of Bancshares, which consent shall not be unreasonably withheld, any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

          (b) (i) except as disclosed in Exhibit 3.14, grant any bonuses or increase in compensation to their employees, officers or directors, (ii) effect any change in retirement or any other benefits to any class of employees or officers (unless any such change shall be required by this Agreement or applicable law) which would increase their retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Carlisle Benefit Plan except as provided herein, or (iv) hire any executive officer or elect any new director;

          (c) declare or pay any dividend on, or make any other distribution in respect of, their outstanding shares of capital stock except dividends by CBT, Hazen or FirstBank;

          (d) (i) redeem, purchase or otherwise acquire any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or any options, warrants, conversion or other rights to acquire any shares of their capital stock or any such securities or obligations; (ii) merge with or into or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets or any class of stock, of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; or (v) split, combine or reclassify any of their capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of their capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities;

          (f) except as required by applicable law, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Carlisle, CBT, Hazen or FirstBank to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, Carlisle shall promptly notify Bancshares orally of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Carlisle, CBT, Hazen or FirstBank; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock);

          (g) propose or adopt any amendments to their corporate charters or bylaws except as provided in this Agreement;

          (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in their fiduciary capacities, purchase any shares of Bancshares common stock;

          (j) change any method of accounting in effect at December 31, 1995, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles;

          (k) take action which would or is reasonably likely to (i) adversely affect the ability of either of Bancshares or Carlisle to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Carlisle's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

          (l) change the lending, investment, asset/liability management and other material policies concerning the business of Carlisle, CBT, Hazen or FirstBank, unless required by Law or order or unless such change does not cause a material adverse effect on Carlisle, CBT, Hazen or FirstBank;

          (m) agree in writing or otherwise to do any of the foregoing;

          (n) make any single new loan or series of loans not in accordance with existing loan policies to one borrower or related series of borrowers in an aggregate amount greater than $250,000.00;

          (o) sell or otherwise dispose of securities owned as investments except at maturity dates or in accordance with past practices for securities held for sale or trading or in accordance with Generally Accepted Accounting Principles for securities classified as "held to maturity"; or

          (p) sell or dispose of any real estate or other assets having a value in excess of $100,000.00.

     5.03. Access and Information. Upon reasonable notice, Carlisle shall (and shall cause CBT, Hazen and FirstBank to) afford to Bancshares's officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During such period, Carlisle shall (and shall cause CBT, Hazen and FirstBank to) furnish promptly to Bancshares (i) a copy of each Carlisle Report filed or received by it during such period pursuant to the requirements of the BHC Act 21 and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of CBT, Hazen and FirstBank promptly after such financial statements are available, (iii) a summary of any action taken by the Boards of Directors, or any committee thereof, of Carlisle, CBT, Hazen and FirstBank, and (iv) all other information concerning its business, properties and personnel as Bancshares may reasonably request. Unless otherwise required by law, each party will hold any information obtained from the other in connection with the transaction which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the party holding nonpublic information of the other party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from the other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     5.04. Update Disclosure; Breaches. From and after the date hereof until the earlier of the termination of this Agreement or the Effective Time, Carlisle and Bancshares shall provide to the other party prompt notice of any matters which have become known or which have occurred from and after the date hereof which are material to the financial condition or operations of the disclosing party or which have a material bearing on any matter dealt with herein.

     5.05. Amendment of Carlisle Articles. Carlisle and Sellers shall prior to the Closing Date effect an amendment to Carlisle's Articles of Incorporation to elect for Carlisle to be governed by the Arkansas Business Corporation Act of 1987.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.01. Shareholders Meeting. Carlisle and Bancshares shall call meetings of their shareholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreements.

     6.02. Legal Conditions to Merger. Each of Carlisle and Bancshares will take all reasonable actions necessary to comply promptly with all legal requirements it may have with respect to the Merger (including furnishing all information required by the FRB or in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their subsidiaries in connection with the Merger. Each of Carlisle and Bancshares will, respectively, cause their subsidiaries to take in a prompt manner all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any agreement, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Bancshares, Carlisle or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement and the Plan of Merger.

6.03. Reports.

     (a) Prior to the Effective Time, Carlisle and Bancshares shall respectively, prepare and file as and when required all Carlisle Reports and Bancshares Reports.

     (b) Carlisle and Bancshares shall prepare such Carlisle Reports and Bancshares Reports such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Carlisle Report or Bancshares Report containing financial information of the type included in the Carlisle Financial Statements or the Bancshares Financial Statements, the financial information (A) is prepared in accordance with accounting principles and practices as utilized in the Carlisle Financial Statements or the Bancshares Financial Statements, applied on a consistent basis (except as stated therein or in the notes thereto) (B) presents fairly the consolidated financial condition of Carlisle or Bancshares, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items necessary for a fair presentation, subject to year-end audit adjustments.

     6.04. Brokers or Finders. Bancshares, Carlisle and Sellers represent, as to itself or themselves, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     6.05. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Bancshares with full title to all properties, assets, rights, approvals, immunities and franchises of either of Carlisle, CBT, Hazen or FirstBank, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.06. Governmental and Other Third Party Approvals. Carlisle and Bancshares shall each use their reasonable best efforts to obtain all governmental and other third party approvals, authorizations and consents that may be necessary or reasonably required of them in order to effect the transactions contemplated by this Agreement. Carlisle and Bancshares agree to make all filings and applications for such approvals and reviews as soon as practicable, to prosecute the same with reasonable diligence and to notify each other when such approvals, authorizations and consents have been received. Carlisle and Bancshares will provide each other with copies of all regulatory notices and filings made in connection with the transactions contemplated by this Agreement prior to filing. Bancshares and Carlisle will each provide to the other copies of any correspondence received from any regulatory agency relating to such filings, and shall use its best efforts to keep the other party advised of the progress of obtaining all regulatory and third party approvals required for the consummation of all transactions contemplated by this Agreement.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Merger Agreements shall have been approved and adopted by the legally required vote of the holders of the outstanding shares of Carlisle Common Stock and the Bancshares common stock at shareholders meetings duly called for the purpose of voting on the Merger.

          (b) Federal Reserve Board. The Merger Agreements and the transactions contemplated hereby shall have been approved by the FRB and other necessary banking authorities without any condition not acceptable to Bancshares, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (c) Arkansas State Bank Commissioner. The Arkansas State Bank Commissioner shall have approved the transfer of ownership of CBT, Hazen and FirstBank to Bancshares without any condition not acceptable to Bancshares.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (e) No Proceeding or Litigation. No material action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced against Bancshares, Carlisle or any affiliate, subsidiary, associate, officer or director of either of them, seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

          (f) Closing Date. The Closing Date shall occur as soon as practicable but in no event later than December 31, 1996 unless extended by Carlisle and Bancshares.

          (g) Consents Under Agreements. Bancshares, Carlisle and their subsidiaries shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

          (h) Securities Laws. A registration statement for the Bancshares Stock shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. Bancshares shall have obtained all securities or "blue sky" permits and other authorizations necessary under state securities laws for Bancshares to issue the Bancshares Stock and consummate the Merger.

     7.02. Conditions to Obligations of Bancshares. The obligation of Bancshares to effect the Merger is subject to the satisfaction of the following conditions unless waived in writing by Bancshares:

          (a) Representations and Warranties. Each of the representations and warranties of Carlisle and Sellers set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement.

          (b) Performance of Obligations of Carlisle. Carlisle shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Bancshares shall have received a certificate signed on behalf of Carlisle by the chief executive officer and by the chief financial officer of Carlisle to such effect.

          (c) Opinion of Counsel. Carlisle shall have delivered to Bancshares an opinion of its counsel, Shults, Ray & Kurrus, dated as of the Closing Date and in form and substance satisfactory to counsel for Bancshares, to the aggregate effect that: (i) Carlisle has been duly incorporated and organized and is a corporation validly existing in good standing under the laws of Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of Carlisle necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of Carlisle and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of Carlisle; (iv) the execution of the Articles of Merger by Carlisle has been duly and validly authorized; and
     (v) Carlisle is governed by the Arkansas Business Corporation Act of 1987.

          (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1995 in the financial condition, results of operations or business of Carlisle.

          (e) Environmental Audits. Phase I environmental audits of the Carlisle Property shall have been conducted at Bancshares's expense and shall, to Bancshares's satisfaction, reflect no material problems under Environmental Laws.

          (f) Pooling Opinion. Bancshares shall have received an opinion from Arthur Andersen LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment under applicable accounting principles and that it will be so treated by the SEC if consummated in accordance with the Merger Agreements.

          (g) Amendment of Articles of Incorporation. Carlisle shall have perfected an amendment to its articles of incorporation to provide that it shall be governed by the Arkansas Business Corporation Act of 1987.

          (h) Affiliates. Each person who receives a portion of the Bancshares Stock and who might reasonably be considered to be an affiliate of Carlisle, as defined in paragraph (a) of Rule 144 of the Rules of the Securities and Exchange Commission under the Securities Act, shall have executed and delivered at Closing a letter substantially in the form set forth in Exhibit 7.02(h).

          (i) Consents Under Agreements. Bancshares and its subsidiaries shall have obtained the consent or approval of each person whose consent or approval of any transaction contemplated herein is required under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument.

          (j) CBT and the owners of the office building known as the data processing annex located on Main Street, Carlisle, Arkansas presently leased to CBT shall have entered into a written agreement that provides CBT will continue to occupy and lease said building for twelve months after the Closing Date, at which time the lease shall terminate.

     7.03. Conditions to Obligations of Carlisle and Sellers. The obligations of Carlisle to effect the Merger are subject to the satisfaction of the following conditions unless waived by Carlisle and Sellers:

          (a) Representations and Warranties. Each of the representations and warranties of Bancshares set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement, and Carlisle shall have received a certificate signed on behalf of Bancshares by the chief executive officer and by the chief financial officer of Bancshares to such effect.

          (b) Performance of Obligations of Bancshares. Bancshares shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and Carlisle shall have received a certificate signed on behalf of Bancshares by the chief executive officer and by the chief financial officer of Bancshares to such effect.

          (c) Opinion of Counsel. Bancshares shall have delivered to Carlisle an opinion of its counsel, Ivester, Skinner & Camp, P.A., dated as of the Closing Date and in form and substance satisfactory to counsel for Carlisle, to the aggregate effect that: (i) Bancshares is a corporation validly existing under the laws Arkansas with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) all corporate proceedings and other actions on the part of Bancshares necessary to be taken in connection with the Merger and (except for the filing of the Articles of Merger) necessary to make same effective have been duly and validly taken; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Bancshares and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of Bancshares; and (iv) the execution of the Articles of Merger by Bancshares has been duly and validly authorized.

          (d) No Material Adverse Change. There shall have been no material adverse change since December 31, 1995 in the financial condition, results of operations or business of Bancshares.

          (e) Release of Guaranties. Union Planters National Bank, Memphis, Tennessee or Bancshares shall have provided to Sellers satisfactory assurance that, upon the Closing of the Merger, all of Sellers who have guaranteed payment of any Carlisle debt to Union Planters National Bank shall be released and discharged from such guaranties.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.01. Termination. This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Board of Directors of Bancshares and the Board of Directors of Carlisle;

          (b) by either Bancshares or Carlisle (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Carlisle, on the one hand, or Bancshares on the other hand, respectively, set forth in this Agreement, or
     (B) if any representation or warranty of Carlisle on the one hand, or Bancshares on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition from the terminating party;

          (c) by either Bancshares or Carlisle if any permanent Injunction preventing the consummation of the Merger shall have become final and nonappealable;

          (d) by either Bancshares or Carlisle if the Merger shall not have been consummated on or before December 31, 1996, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

          (e) by either Bancshares or Carlisle if the FRB has denied approval of the Merger and such denial has become final and nonappealable;

          (f) by Bancshares or Carlisle if any condition precedent to the terminating party's obligation to effect the Merger has not been satisfied and such condition cannot reasonably be expected to be satisfied prior to the date specified in Subsection 8.01(d);

          (g) by Carlisle if the Bancshares Average Price is greater than $32.00; or

          (h) by Bancshares if the Bancshares Average Price is less than $24.00.

     8.02. Effect of Termination. In the event of termination of this Agreement by either Carlisle or Bancshares as provided in Section 8.01, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of Carlisle, Sellers, Bancshares or their respective officers or directors, except to the extent that such termination results from the willful breach by a party hereto of any of its or their representations, warranties, covenants or agreements set forth in this Agreement.

     8.03. Amendment. Subject to the next following sentence, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by the respective Boards of Directors of Bancshares and Carlisle at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04. Extension; Waiver. At any time prior to the Effective Time, Bancshares, on the one hand, and Carlisle, on the other hand, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Bancshares, to

          First United Bancshares, Inc.
          Attention: John E. Burns
          P. O. Box 751
          El Dorado, Arkansas 71731

          with a copy to:

          Hermann Ivester, Esq.
          Ivester, Skinner & Camp, P.A.
          111 Center Street, Suite 1200
          Little Rock, Arkansas 72201

        (b) if to Carlisle or Sellers, to:

           Mr. Daniel C. Horton
           Horton & Associates
           300 Spring Building, Suite 1010
           Little Rock, Arkansas 72201
            with a copy to:

            Robert L. Shults, Esq.
           Shults, Ray & Kurrus
           200 West Capitol, Suite 1600
           Little Rock, Arkansas 72201-3637

     9.02. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.03. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.04. Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the Plan of Merger) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arkansas.

     9.06. Publicity. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and will use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement. However, the determination by Bancshares as to when and whether it will make a public statement and the contents of any such public statement shall be final and binding.

     9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

     9.08. Knowledge of the Parties. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the actual knowledge, after due inquiry, of any executive officer of such party or an executive officer of any subsidiary thereof.

     9.09. Expenses. Except as otherwise provided herein, all Expenses incurred by Bancshares and Carlisle in connection with or related to the authorization, preparation and execution of this Agreement, the Plan of Merger, and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

     9.10. Non-Survival of Representations and Warranties. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive Closing or, after Closing be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations.

     IN WITNESS WHEREOF, Carlisle, Sellers, and Bancshares have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            First United Bancshares, Inc.

                                            By:     /s/  JAMES V. KELLEY
                                               -------------------------------
                                                       James V. Kelley
                                                Chairman, President and Chief
                                                       Executive Officer

ATTEST:

     /s/  ROBERT G. DUDLEY
- --------------------------------
    Robert G. Dudley, Secretary

                                            Carlisle Bancshares, Inc.

                                            By:  /s/  WINTHROP P. ROCKEFELLER
                                               -------------------------------
                                                   Winthrop P. Rockefeller
                                                    Chairman of the Board

ATTEST:

     /s/  DANIEL C. HORTON
- --------------------------------
    Daniel C. Horton, Secretary

SELLERS:

  /s/  WINTHROP P. ROCKFELLER                         /s/  HAROLD HARDWICK
- --------------------------------                 ------------------------------
       Winthrop P. Rockefeller                             Harold Hardwick


      /s/  BARRY L. McKUIN                           /s/  TOMMY HILLMAN
- --------------------------------                 ------------------------------
           Barry L. McKuin                                Tommy Hillman


     /s/  DANIEL C. HORTON                           /s/  M. S. WOODRUFF
- --------------------------------                 ------------------------------
          Daniel C. Horton                                M. S. Woodruff

                                   EXHIBIT A

                                 PLAN OF MERGER

     This Plan of Merger, dated as of April 1, 1996 ("Plan of Merger"), by and between First United Bancshares, Inc., an Arkansas corporation ("Bancshares"), and Carlisle Bancshares, Inc., an Arkansas corporation ("Carlisle").

     WHEREAS, Carlisle is a corporation with authorized capital stock consisting of 200,000 shares of common stock, $1.00 par value of which 139,142 shares of common stock ("Carlisle Common Stock") are validly issued and outstanding on the date hereof;

     WHEREAS, Bancshares is a corporation with authorized capital stock of 24,000,000 shares of common stock, $1.00 par value, and 500,000 shares of preferred stock, $1.00 par value, of which 5,158,772 shares of common stock are validly issued and outstanding on the date hereof, subject to a fifty percent (50%) stock dividend payable on June 26, 1996;

     WHEREAS, Bancshares is a corporation duly organized and existing under the laws of Arkansas;

     WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Bancshares and Carlisle have entered into an Agreement and Plan of Reorganization (the "Agreement" and, together with this Plan of Merger, the "Merger Agreements") that contemplates the merger of Carlisle with and into Bancshares (the "Merger") upon the terms and conditions provided in this Plan of Merger and the Agreement and pursuant to the Arkansas Business corporation Act (the "ABCA");

     WHEREAS, the Boards of Directors of Bancshares and Carlisle deem it fair and equitable to, and in the best short-term and long-term interests of, their respective corporations and shareholders that Carlisle be merged with and into Bancshares with Bancshares being the surviving corporation, and each such Board of Directors has approved this Plan of Merger, has authorized its execution and delivery, and has directed that this Plan of Merger and the Merger be submitted to Carlisle and Bancshares shareholders for approval, and has recommended that the shareholders approve the Merger.

     NOW, THEREFORE, in consideration of the promises and the agreements herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the Merger and the mode of carrying the same into effect:

                                   ARTICLE I

                                   THE MERGER

     1.01. The Merger. Subject to the terms and conditions of the Merger Agreements, Carlisle will be merged with and into Bancshares, which will continue as the surviving corporation, in accordance with and with the effect provided in the ABCA.

     1.02. Effective Time of the Merger. Subject to the provisions of the Merger Agreements, articles of merger (the "Articles of Merger") shall be duly prepared and executed by Bancshares and Carlisle and thereafter delivered to the Secretary of State of the State of Arkansas for filing, as provided in the ABCA, as soon as practicable on or after the Closing Date (as defined in the Agreement). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the State of Arkansas or at such time within two business days thereafter as is provided in the Articles of Merger (the "Effective Time").

     1.03. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Carlisle shall cease and Carlisle shall be merged with and into Bancshares (Bancshares and Carlisle are sometimes referred to herein as the "Constituent Corporations" and Bancshares is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Bancshares in effect as of the Effective Time (the "Articles") shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Bancshares in effect as of the Effective Time (the "Bylaws") shall be the Bylaws of the Surviving Corporation.

     (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted as a party in such action or proceeding in place of any Constituent Corporation.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE COMMON STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     2.01. Conversion of Carlisle Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Carlisle Common Stock, but subject to the rights of dissenting shareholders of Carlisle:

          (a) Conversion of Carlisle Common Stock. The issued and outstanding shares of Carlisle Common Stock shall be converted in accordance with the Agreement into the right to receive the consideration provided in Section
     2.01 of the Agreement.

          (b) Cancellation of Shares. All shares of Carlisle Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata amount of the consideration provided therefor upon the surrender of such certificate in accordance with the Plan of Merger.

     2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Bancshares shall deposit with the Trust Department of First National Bank of El Dorado, El Dorado, Arkansas or such other bank or trust company designated by Bancshares (the "Exchange Agent") for the benefit of the holders of shares of Carlisle Common Stock, for exchange in accordance with this Article II through the Exchange Agent, the number of shares of Bancshares common stock and cash (the "Exchange Fund") to be paid pursuant to Section 2.01 in exchange for shares of Carlisle Common Stock outstanding immediately prior to the Effective Time.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Carlisle Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Bancshares common stock and cash pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bancshares may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Bancshares common stock and cash payment due. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Bancshares, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Bancshares common stock and cash which such holder has the right to receive pursuant to Section 2.01 of the Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration specified in Section 2.01 of the Agreement.

     (c) Distributions with Respect to Unexchanged Shares. No delivery of Bancshares common stock or cash payment of any kind shall be made to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate.

     (d) No Further Ownership Rights in Carlisle Common Stock. The consideration paid upon the surrender of shares of Carlisle Common Stock in accordance with the terms hereof including any cash shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Carlisle Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Carlisle Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and payment shall be made as provided in this Plan of Merger.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Carlisle for six months after the Effective Time shall be delivered to Bancshares, upon demand, and any shareholders of Carlisle who have not theretofore complied with this Section
2.02 shall thereafter look only to Bancshares for payment of the Bancshares common stock and cash due for their Carlisle stock.

     (f) No Liability. Neither Bancshares nor Carlisle shall be liable to any holder of shares of Carlisle Common Stock for shares of Bancshares common stock or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

CONDITIONS; TERMINATION; AMENDMENT

     3.01. Conditions to the Merger. Consummation of the Merger is conditional upon the fulfillment or waiver of the conditions precedent set forth in Article VII of the Agreement.

     3.02. Termination. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of Carlisle and Bancshares at any time prior to the Effective Time. If the Agreement is terminated in accordance with Article IX thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by Carlisle or United.

     3.03. Amendment. Subject to the next following sentence, this Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before the Closing Date. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     3.04. Extension; Waiver. At any time prior to the Closing Date, Bancshares and Carlisle, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto and (ii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument on behalf of such party.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Bancshares, to

          First United Bancshares, Inc.
          Attention: John E. Burns
          P. O. Box 751
          El Dorado, Arkansas 71731

          with a copy to:

          Hermann Ivester, Esq.
          Ivester, Skinner & Camp, P.A.
          111 Center Street, Suite 1200
          Little Rock, Arkansas 72201

        (b) if to Carlisle, to

           Mr. Daniel C. Horton
           Horton & Associates
           300 Spring Building, Suite 1010
           Little Rock, Arkansas 72201

           with a copy to:

           Robert L. Shults, Esq.
           Shults, Ray & Kurrus
           200 West Capitol, Suite 1600
           Little Rock, Arkansas 72201-3637

     4.02. Interpretation. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated. The headings contained in this Plan of Merger are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     4.03. Counterparts. This Plan of Merger may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.04. Governing Law. This Plan of Merger shall be governed and construed in accordance with the laws of the State of Arkansas.

     IN WITNESS WHEREOF, Carlisle and Bancshares have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            FIRST UNITED BANCSHARES, INC.

                                            By:     /s/  JAMES V. KELLEY
                                               -------------------------------
                                                       James V. Kelley
                                                     Chairman, President
                                                 and Chief Executive Officer

ATTEST:

    /s/  ROBERT G. DUDLEY
- --------------------------------
  Robert G. Dudley, Secretary

                                            CARLISLE BANCSHARES, INC.

                                            By:  /s/  WINTHROP P. ROCKEFELLER
                                               -------------------------------
                                                    Chairman of the Board

    /s/  DANIEL C. HORTON
- --------------------------------
  Daniel C. Horton, Secretary

                                   EXHIBIT 1

                   SHAREHOLDERS OF CARLISLE BANCSHARES, INC.
                                   (SELLERS)

                                                                                        OWNED
                               NAME                                    RESIDENCE       SHARES
- ------------------------------------------------------------------  ----------------   -------
Harold Hardwick...................................................  Brinkley, AR         2,479
Tommy Hillman.....................................................  Carlisle, AR        11,994
Daniel C. Horton..................................................  Little Rock, AR     11,950
Barry L. McKuin...................................................  Morrilton, AR       10,450
Winthrop P. Rockefeller...........................................  Little Rock, AR     83,631
M. S. Woodruff....................................................  Hot Springs, AR      8,725
TOTALS............................................................                     129,229

                                EXHIBIT 7.02(H)

First United Bancshares, Inc.
Main and Washington Streets
El Dorado, Arkansas 71730

Gentlemen:

     I may presently be considered to be an "affiliate", as defined in paragraph
(a) of Rule 144 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), of Carlisle Bancshares, Inc. an Arkansas Corporation ("Carlisle"). Pursuant to the merger (the "Merger") of Carlisle with and into First United Bancshares, Inc.
("First United"), I will acquire           shares of the common stock, par value
$1 per share ("Common Stock"), of First United. I represent and warrant that I
(i) am acquiring said shares (as the same may be increased, decreased or are changed in accordance with the Agreement and Plan of Merger dated April 1, 1996, as amended, relating to the Merger, the ("Shares")) for my own account (or in the capacity indicated hereon) and with no present intention of dividing my participation with others or otherwise making a distribution of the Shares and
(ii) shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the General Rules and Regulations promulgated thereunder by the SEC.

     I have been advised that the issuance of the Shares to me pursuant to the Merger has been registered under the Act in the Registration Statement on SEC
Form S-4, as amended, Registration No.           ("Registration Statement") as
filed with the SEC, receipt of a copy of which Registration Statement is hereby acknowledged. However, I have also been advised that any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration (by amendment of such Form S-4 or otherwise) under the Act of the Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

     I agree not to sell, transfer or dispose of the Shares unless (i) there is in effect a registration statement under the Act covering such sale, transfer, or other disposition, or (ii), such sale, transfer or disposition complies with Rule 145 or is otherwise exempt from registration. Further, I will furnish to First United such documentation incident to such sale, transfer or other disposition as First United shall reasonably request evidencing compliance with Rule 145 or the availability of any exemption from registration being claimed. Such documentation shall be provided to First United prior to any such sale, transfer or other disposition in order that First United, and its counsel may have a reasonable opportunity to review the documentation and form an opinion as to the validity of any such exemption.

     I agree that notwithstanding any provision herein or contained in the Agreement and Plan of Reorganization that I will not sell, transfer, or otherwise dispose of any of the Shares unless First United has made public disclosure of financial results reflecting 30 days' of post-Merger combined operations of Carlisle and First United within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. First United has agreed to make the required public disclosure of financial results as set out above as soon as feasible after the Merger is consummated. In addition, I hereby represent and warrant to First United that I have not made any sales of Carlisle or First United common stock during the 30-day period immediately preceding the date hereof and I further agree not to engage in any such sales prior to the Merger, nor have I pledged or will I pledge any First United or Carlisle common stock to secure any obligation during such period.

     I represent and warrant to First United that:

     1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for Carlisle.

     2. I have been informed by First United that any distribution by me of the Shares has not been registered under the Act and that the Shares must be held by me indefinitely until (i) such distribution of the Shares has been registered under the Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Act, or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Shares.

     3. I have been informed by First United that it is required to file periodic reports with the SEC and the NASDAQ and that certain sales of the Shares by me may not be required to be registered under the Act by virtue of Rule 145 promulgated by the SEC under the Act, provided that such sales are made in accordance with all of the terms and conditions of such Rule, including among other things the following:

          (a) The amount of First United Common Stock sold by me pursuant to Rule 145 during any period of three months cannot exceed the quantity limit of (i) one percent of the total outstanding First United Common Stock or
     (ii) the average reported weekly trading volume on NASDAQ during the four week period immediately preceding receipt of the order by the broker to execute the transaction, whichever of (i) or (ii) is greater. In computing the quantity limit it is necessary to count sales not only by me but also by certain immediate family members and other related persons and others with whom I may act in concert.

          (b) Sales must be made in brokers' transactions as defined by the SEC Rule 144 (certain provisions of which are incorporated by reference into Rule 145).

          (c) No sales may be made under the Rule unless First United has filed all SEC reports required to be filed by First United.

          (d) The broker must be given information showing compliance with Rule 145.

     4. I understand that First United is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

     5. I have been informed by First United that if I propose to sell any of these Shares pursuant to Rule 145, and if such sale would be permitted under the terms of this letter, First United will, upon my written request, supply me with the following:

          (a) A statement as to whether First United has complied with the provisions of Rule 145 regarding filing of SEC reports as a condition to sales made pursuant to that Rule;

          (b) A confirmation as to the number of shares of First United Common Stock outstanding as shown by the most recent report or statement published by it; and

          (c) First United taxpayer identification number and SEC file number.

     The information and documents described or referred to above were furnished to me before my right to acquire the Shares became fixed.

                                            Very truly yours,

                                        2